Exhibit 99.1

Kite Announces Appointment of Renowned Cancer Researcher,

Owen N. Witte, M.D., to its Board of Directors

SANTA MONICA, Calif., March 16, 2017 — Kite Pharma, Inc. (Nasdaq:KITE) today announced that Owen N. Witte, M.D., the founding director of the Eli and Edythe Broad Center of Regenerative Medicine and Stem Cell Research at the University of California Los Angeles (UCLA) and a renowned cancer researcher, has been appointed to its Board of Directors. Dr. Witte will continue to serve as Chair of Kite’s Scientific Advisory Board (SAB) and will play a vital role advising the Board of Directors on the future of engineered cell therapy and synthetic biology.

“Owen is a brilliant scientist with a rare combination of understanding for basic research and translational medicine across academia and the biopharmaceutical industry. For well over two decades, Owen has made significant scientific discoveries resulting in medicines that have changed the course of medical history,” said Arie Belldegrun, M.D., FACS, Chairman, President and Chief Executive Officer of Kite. “Owen’s decades of pioneering cancer research will be invaluable as Kite rapidly accelerates new scientific programs for the next generation of engineered cell therapies. I am thrilled to have the opportunity to again work with Owen developing innovative cancer treatments for patients in need.”

Dr. Witte’s seminal scientific work laid the foundation for the fundamental understanding of human leukemias and epithelial cancer stem cells which propelled the development of approved targeted cancer therapies, including Gleevec® (imatinib) and Imbruvica® (ibrutinib). He will bring extensive scientific experience to the Board as Kite plans its future portfolio of chimeric antigen receptor (CAR) and T cell receptor (TCR) therapies, including allogeneic cell therapy, TCRs targeting neoantigens, and other novel TCR approaches.

“Over the past eight years and as Chair of the Scientific Advisory Board, it has been a privilege to witness Kite become a leader in the field of engineered cell therapy for the treatment of cancer,” said Dr. Witte. “I am honored and excited to bring my scientific perspective to the Board during this transformational time for the Company and for the field. I look forward to continuing in my role as Chair of the SAB, and contributing to the continued development and advancement of Kite’s industry-leading pipeline of CAR and TCR therapies.”

Dr. Witte is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, and the National Academy of Medicine. In 2015, he was re-appointed by former President Barack Obama to serve for a second term on the President’s Cancer Panel, which monitors the development and execution of the National Cancer Program. Dr. Witte has received many awards for his research, including most recently, in 2016, the AAMC Award for Distinguished Research in Biomedical Sciences as well as the Stanford Medical School Kornberg-Berg Lifetime Achievement Award in Biosciences.

Dr. Witte joined the UCLA faculty in 1980, where he is presently a University Professor of Microbiology, Immunology and Molecular Genetics, and Molecular and Medical Pharmacology, holding the President’s Chair in Developmental Immunology at UCLA’s David Geffen School of Medicine. For 30 years, until 2016, he was also an Investigator of the Howard Hughes Medical Institute. Prior to UCLA, Dr. Witte completed his postdoctoral research at Massachusetts Institute of Technology Center for Cancer Research, working in the lab of Nobel Laureate, David Baltimore, Ph.D. He also completed pre-doctoral research training in the lab of Irving Weissman, M.D. while a medical student at Stanford University. Dr. Witte received his Bachelor of Science Degree with highest honors in microbiology from Cornell University and his Medical Degree from Stanford University.

About Kite

Kite is a biopharmaceutical company engaged in the development of innovative cancer immunotherapies with a goal of providing rapid, long-term durable response and eliminating the burden of chronic care. The company is focused on chimeric antigen receptor (CAR) and T cell receptor (TCR) engineered cell therapies designed to empower the immune system’s ability to recognize and kill tumors. Kite is based in Santa Monica, CA. For more information on Kite, please visit www.kitepharma.com. Sign up to follow @KitePharma on Twitter at www.twitter.com/kitepharma.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The press release may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the ability of Kite to rapidly accelerate scientific programs for the next generation of engineered cell therapies and the success of such programs. Various factors may cause differences between Kite’s expectations and actual results as discussed in greater detail in Kite’s filings with the Securities and Exchange Commission, including without limitation in its Form 10-K for the year ended December 31, 2016. Any forward-looking statements that are made in this press release speak only as of the date of this press release. Kite assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

CONTACT:

Kite

Christine Cassiano

SVP, Corporate Communications & Investor Relations

ccassiano@kitepharma.com

Greg Mann

VP, Investor Relations

gmann@kitepharma.com

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